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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   STANDISH          J.          SPENCER        ALBANY INTERNATIONAL CORP. ("AIN")                  Director         X   10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
   C/O ALBANY INTERNATIONAL CORP.               Person, if an entity                          -----------------  ------------------
   P.O. BOX 1907                                (voluntary)                AUGUST 26, 2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
    ALBANY         NY             12201-1907    ###-##-####                (Month/Year)       ___Form filed by More than One
                                                                                                 Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
  CLASS A COMMON STOCK               8/21/02      C              2,200     A       1-FOR-1                      I           (3)
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  CLASS A COMMON STOCK               8/21/02      S              2,200     D       $23.00         0             I           (3)(4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (3-99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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

FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK                 (1)                                                           (1)       (1)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK                 (1)         8/21/02     C                          2,200      (1)       (1)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK                 (1)                                                           (1)       (1)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK                 (1)                                                           (1)       (1)
------------------------------------------------------------------------------------------------------------------------
  EMPLOYEE STOCK OPTION               $15.50                                                         (7)       5/1/08
------------------------------------------------------------------------------------------------------------------------
  EMPLOYEE STOCK OPTION               $15.00                                                         (7)       5/1/08
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
CLASS A                                             151,318         I             (2)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A             2,200                         3,239,113         I             (3)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A                                           1,345,565         I             (5)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A                                             108,729         I             (6)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A                                             200,000         I             (2)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A                                              16,000         D
COMMON
STOCK
------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  Convertible, on a share-for-share basis, into Class A Common Stock.
(2)  Held by Standish Delta Trust.  Undersigned has neither voting nor investment power and disclaims beneficial ownership.
(3)  Held by J. S. Standish Co.  Undersigned is President and a director, and has the power to elect and remove all of the directors, of the J. S. Standish Co.
(4)  Sale pursuant to a 10b5-1 plan.
(5)  Held by trust u/w Florence Standish.  Undersigned has voting and investment power.
(6)  Held by trust u/w J. C. Standish.  Undersigned has voting and investment power.
(7)  Fully exercisable.

                                                                                                                              Page 2
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

FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK              (1)                                                               (1)       (1)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK              (1)                                                               (1)       (1)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK              (1)                                                               (1)       (1)
------------------------------------------------------------------------------------------------------------------------
  CLASS B COMMON STOCK              (1)                                                               (1)       (1)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
CLASS A                                             120,000         I             (8)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A                                             120,000         I             (9)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A                                              10,700         I             (10)
COMMON
STOCK
------------------------------------------------------------------------------------------
CLASS A                                              10,700         I             (11)
COMMON
STOCK
------------------------------------------------------------------------------------------
Explanation of Responses:

 (8)  Held by the Christine L. Standish Delta Trust.  Undersigned has sole voting and investment power, and disclaims beneficial ownership, with respect to such shares.
 (9)  Held by the John C. Standish Delta Trust.  Undersigned has sole voting and investment power, and disclaims beneficial ownership, with respect to such shares.
(10)  Held by the Christine L. Standish Gift Trust.  Undersigned has sole voting and investment power, and disclaims beneficial ownership, with respect to such shares.
(11)  Held by the John C. Standish Gift Trust.  Undersigned has sole voting and investment power, and disclaims beneficial ownership, with respect to such shares.

                                                                                   /s/ J. Spencer Standish         August 26, 2002
                                                                             -----------------------------------  ------------------
**Intentional misstatements or omissions of facts constitute                   **Signature of Reporting Person           Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 3
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